Exhibit (j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the YieldQuest Funds Trust and to the use of our report dated December 22, 2009 on the financial statements and financial highlights of YieldQuest Core Equity Fund, YieldQuest Total Return Bond Fund and YieldQuest Tax-Exempt Bond Fund, each a series of YieldQuest Funds Trust. Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders which is incorporated by reference in the Registration Statement.
/s/ TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
February 22, 2010